                                                                      EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE

(In thousands of dollars, except per share data)

                                                               Nine Months Ended September 30,
                                                               -------------------------------
                                                                   2001               2000
                                                               ------------       ------------
Numerator:
  Net income (loss)                                            $   (778,427)      $    440,760

  Effect of dilutive securities:
    Convertible debt - 2.625% issued in 1998                          7,019*             7,358
    Convertible debt - 1.5% issued in 1999                            6,975*             7,313
    LYONS - 1996 issue                                                 (225)*             (364)
    LYONS - 1998 issue                                                3,426*             3,427
    Less: Anti-dilutive items                                        17,195                 --
                                                               ------------       ------------
Numerator for net income (loss) per common share - diluted     $   (778,427)      $    458,494
                                                               ------------       ------------

Denominator:
  Weighted average common shares                                    590,015            370,099

  Effect of dilutive securities:
    Stock options and common stock warrants                          14,063*            10,063
    Convertible debt - 2.625% issued in 1998                          9,282*             9,282
    Convertible debt - 1.5% issued in 1999                            9,454*             9,454
    LYONS - 1996 issue                                                2,324*             3,871
    LYONS - 1998 issue                                                3,085*             3,085
    Less: Anti-dilutive items                                        38,208                 --
                                                               ------------       ------------
Denominator for net income per common share - diluted               590,015            405,854
                                                               ------------       ------------

Net income (loss) per common share:
  Basic                                                        $      (1.32)      $       1.19
                                                               ------------       ------------

  Diluted                                                      $      (1.32)      $       1.13
                                                               ------------       ------------

* Denotes items that are anti-dilutive to the calculation of earnings per share.